Exhibit 99.1

Vanda Pharmaceuticals Reports Third Quarter 2013 Results

WASHINGTON – November 7, 2013 – Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders, today announced financial and operational results for the third quarter ended September 30, 2013.

Key Highlights:

•	On July 29, 2013 Vanda announced that the U.S. Food and Drug Administration (FDA) accepted the filing of and granted priority review classification to Vanda’s New Drug Application (NDA) for tasimelteon, a circadian regulator for the treatment of Non-24-Hour Disorder (Non-24) in the totally blind.

•	The FDA has scheduled a Peripheral and Central Nervous System Drugs Advisory Committee Meeting on November 14, 2013, for the review of Vanda’s NDA for tasimelteon, proposed trade name HETLIOZTM, for the treatment of Non-24.

•	The FDA determined the action target date under the Prescription Drug User Fee Act (PDUFA-V) for tasimelteon to be January 31, 2014.

•	On August 7, 2013 Vanda completed the public offering of 4.68 million shares of common stock resulting in net proceeds of $48.6 million.

•	Vanda recorded third quarter 2013 revenue of $8.7 million including royalties of $2.0 million. Fanapt® prescriptions, as reported by IMS, were approximately 43,600 for the third quarter of 2013. This represents a 13% increase over third quarter 2012 prescriptions and a 5% increase over second quarter 2013 prescriptions.

THIRD QUARTER 2013 REPORTED RESULTS

Total revenues for the third quarter of 2013 were $8.7 million, compared to $8.3 million for the same period in 2012. Third quarter 2013 revenues included $2.0 million in Fanapt® royalties received from Novartis as compared to royalties of $1.5 million for the third quarter of 2012.

Total operating expenses for the third quarter of 2013 were $14.1 million, compared to $13.7 million for the third quarter of 2012. Third quarter 2013 research and development expenses of $8.0 million includes $3.5 million in milestones associated with the FDA acceptance of the tasimelteon filing. The primary driver of the lower research and development expenses in the third quarter of 2013 as compared to $10.2 million in the third quarter of 2012 was the completion of the tasimelteon Non-24 and Major Depressive Disorder efficacy studies. General and administrative expenses of $5.7 million for the third quarter of 2013 were $2.6 million higher than the third quarter of 2012 and reflect the increased commercial activity in preparation for a potential tasimelteon commercial launch in the United States.

Vanda recorded a net loss of $5.4 million for the third quarter of 2013, compared to a net loss of $5.3 million for the same period in 2012. Diluted net loss per share for the third quarter of 2013 was $0.17, compared to a diluted net loss per share of $0.19 for the third quarter of 2012.

Cash, cash equivalents and marketable securities (Cash) increased by $38.5 million to $142.2 million as of September 30, 2013, primarily as a result of the sale of common stock in Vanda’s public offering in August 2013.

Year to Date September 30, 2013 Key Financial Figures1

	Nine Months Ended
($ in thousands, except per share amounts)	September 30 2013	September 30 2012	Change ($)	Change (%)
Total revenues	$25,096	$24,807	$289	1%
Research & development expenses	21,968	34,829	(12,861)	(37%)
General & administrative expenses	14,743	10,657	4,086	38%
Non-cash stock-based compensation[2]	3,321	3,171	150	5%
Net loss	(12,632)	(21,295)	8,663	41%

Diluted net loss per share	$(0.43)	$(0.75)	$0.32	43%

Third Quarter 2013 Key Financial Figures1

	Three Months Ended
($ in thousands, except per share amounts)	September 30 2013	June 30 2013	Change ($)	Change (%)
Total revenues	$8,709	$8,319	$390	5%
Research & development expenses	8,026	5,982	2,044	34%
General & administrative expenses	5,711	5,074	637	13%
Non-cash stock-based compensation[2]	1,539	830	709	85%
Net loss	(5,380)	(3,079)	(2,301)	(75%)

Diluted net loss per share	$(0.17)	$(0.11)	$(0.06)	(55%)

Select Cash Flow Data1

	Nine Months Ended
($ in thousands)	September 30 2013	September 30 2012
Net cash provided by (used in)
Operating activities	$(27,439)	$(31,068)
Investing activities	31,421	47,660
Financing activities	49,418	—

Select Balance Sheet Data1

($ in thousands)	September 30 2013	June 30 2013	September 30 2012
Total cash and marketable securities	$142,172	$103,633	$134,404

(1)	Unaudited
(2)	Non-cash stock-based compensation is allocated to both Research & development and General & administrative expenses

OPERATIONAL HIGHLIGHTS

On July 29, 2013, Vanda announced that the FDA accepted the filing of and granted a priority review classification to Vanda’s NDA for tasimelteon, a circadian regulator for the treatment of Non-24 in the totally blind. Currently, there is no approved treatment for Non-24 and tasimelteon has the potential to address this unmet medical need. The FDA has scheduled a Peripheral and Central Nervous System Drugs Advisory Committee Meeting on November 14, 2013, for the review of Vanda’s NDA for tasimelteon, proposed trade name HETLIOZTM, for the treatment of Non-24. The FDA determined the action target date under the Prescription Drug User Fee Act (PDUFA-V) for tasimelteon to be January 31, 2014.

Vanda recorded third quarter 2013 revenue of $8.7 million including $6.7 million in licensing revenue related to the amortization of the upfront payment received from Novartis for U.S. and Canadian commercial rights to Fanapt® and Fanapt® royalties of $2.0 million. Fanapt® prescriptions, as reported by IMS, were approximately 43,600 for the third quarter of 2013. This represents a 13% increase over third quarter 2012 prescriptions and a 5% increase versus second quarter 2013 prescriptions.

2013 FINANCIAL GUIDANCE

2013 expenses are expected to reflect lower research and development spending as compared to 2012 and an increase in commercial spending. Reflecting the recent public offering and year to date expenditures, Vanda now expects that it will end the year with between $130.0 and $135.0 million in Cash. Total 2013 operating expenses are expected to be between $50.0 and $55.0 million and decrease in Cash, excluding the impact of the recent public offering, is expected to be between $35.0 and $40.0 million.

CONFERENCE CALL

Vanda has scheduled a conference call for today, Thursday, November 7, 2013, at 10:00 AM ET. During the call, Vanda’s management will discuss the third quarter 2013 financial results and other corporate activities. Investors can call 1-888-895-5271 (domestic) and 1-847-619-6547 (international) and use passcode 35919679. A replay of the call will be available beginning Thursday, November 7, 2013 at 12:00 PM ET and will be accessible until Thursday, November 14, 2013, at 5:00 PM ET. The replay call-in number is 1-888-843-7419 for domestic callers and 1-630-652-3042 for international callers. The access number is 35919679.

The conference call will be broadcast simultaneously on Vanda’s website, www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “target,” “goal,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: Vanda’s failure to obtain, or any delay in obtaining, regulatory approval for tasimelteon for the treatment of Non-24-Hour Disorder or to comply with ongoing regulatory requirements; the costs and effects of current or potential litigation and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2012 which is on file with the SEC and available on the SEC’s website at www.sec.gov and Vanda’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 to be filed with the SEC. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
($ in thousands, except per share amounts)	September 30 2013	September 30 2012	September 30 2013	September 30 2012
Revenues:
Licensing agreement	$6,753	$6,753	$20,037	$20,037
Royalty revenue	1,956	1,535	5,059	4,770

Total revenues	8,709	8,288	25,096	24,807

Operating expenses:
Research and development	8,026	10,159	21,968	34,829
General and administrative	5,711	3,147	14,743	10,657
Intangible asset amortization	377	377	1,118	1,118

Total operating expenses	14,114	13,683	37,829	46,604

Loss from operations	(5,405)	(5,395)	(12,733)	(21,797)
Other income	25	69	101	502

Loss before tax benefit	(5,380)	(5,326)	(12,632)	(21,295)
Tax benefit	—	—	—	—

Net loss	$(5,380)	$(5,326)	$(12,632)	$(21,295)

Net loss per share:
Basic	$(0.17)	$(0.19)	$(0.43)	$(0.75)

Diluted	$(0.17)	$(0.19)	$(0.43)	$(0.75)

Shares used in calculations of net loss per share:
Basic	31,332,993	28,226,743	29,363,162	28,226,743

Diluted	31,332,993	28,226,743	29,363,162	28,226,743

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in thousands)	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$142,172	$88,772
Marketable securities	—	31,631
Accounts receivable	1,956	1,168
Prepaid expenses and other current assets	2,412	3,967
Restricted cash, current	530	430

Total current assets	147,070	125,968

Property and equipment, net	2,106	2,348
Intangible asset, net	5,414	6,532
Restricted cash, non-current	500	600

Total assets	$155,090	$135,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$369	$287
Accrued liabilities	4,532	5,187
Deferred rent, current	215	—
Deferred revenues, current	26,789	26,789

Total current liabilities	31,905	32,263

Deferred rent, non-current	2,945	3,005
Deferred revenues, non-current	70,238	90,275

Total liabilities	105,088	125,543

Stockholders’ equity:
Common stock	33	28
Additional paid-in capital	353,708	300,974
Accumulated other comprehensive income	—	10
Accumulated deficit	(303,739)	(291,107)

Total stockholders’ equity	50,002	9,905

Total liabilities and stockholders’ equity	$155,090	$135,448

INVESTOR CONTACT:

Chad Rubin

Vice President

The Trout Group

(646) 378-2947

crubin@troutgroup.com

SOURCE Vanda Pharmaceuticals Inc.